ADDENDUM TO REAL PROPERTY PURCHASE AGREEMENT & DEPOSIT RECEIPT

This Addendum to Real Property Purchase Agreement & Deposit Receipt ("Addendum") is made by and between CAPITAL BUILDERS DEVELOPMENT PROPERTIES, a California limited partnership ("Seller"), and MUSTAFA ARPACI ("Purchaser"), and is dated for reference purposes as of March 23, 2000.

Recitals

A. Seller and Purchaser have entered into that certain Real Property Purchase Agreement & Deposit Receipt ("Purchase Agreement") dated March 17, 2000, pertaining to that certain real property commonly described as 2901, 2931, 2941 and 2951 Sunrise Boulevard (Assessor's Parcel Numbers 072-0430-077 and 072-0430-078), which property is more particularly described in the Purchase Agreement.

B. Seller and Purchaser desire and intend to amend and supplement the provisions of the Purchase Agreement by the provisions of this Addendum. The Purchase Agreement as amended and supplemented by this Addendum shall hereinafter be referred to as the "Agreement." In consideration of the foregoing Recitals, Seller and Purchaser hereby agree upon terms and conditions set forth below.

Operative Provisions
1. Subject Property. The definition of Subject Property on page 1 of the Purchase Agreement shall be revised to read as follows: 2901, 2931, 2941 and 2951 Sunrise Boulevard, Rancho Cordova, California (Assessor's Parcel Numbers 072-0430-077 and 072-0430-078).
2. Common Description of Real Property. The reference to "2991 Sunrise Boulevard" contained in the second paragraph, page 1 of the Purchase Agreement, shall be changed to "2901 Sunrise Boulevard".
3. Address for Title Company. The address for the Title Company described in Section 3.A of the Purchase Agreement shall be changed from "Suite 2180" to "Suite 180."
4. Physical Inspections. The language "indemnify and" shall be inserted after the language "Purchaser shall" contained in the fourth line, second sentence of Section 7.B(2) of the Purchase Agreement.
5. Assignment by Purchaser. Section 12 of the Purchase Agreement shall be deleted in its entirety.
6. Leases and Tenant Improvements. Section 31.F shall be amended as follows, in its entirety:
F. Leases and Tenant Improvements: Purchaser hereby acknowledges and agrees that Seller shall continue to manage the Property, as the owner, until close of escrow, and that such management responsibilities include, without limitation, the negotiation of new leases or options to lease or the negotiation of any termination, extension or modification of existing leases. Seller shall give Purchaser reasonable prior written notice before Seller enters into a new lease or terminates an existing lease. Purchaser shall advise Seller, in writing, whether Purchaser approves or disapproves of any new lease or lease termination, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser shall not be entitled to disapprove of any new lease unless Purchaser, in connection with such disapproval, also waives, in writing, all contingencies and conditions to Purchaser's acquisition of the Property under this Agreement. Seller and Purchaser hereby acknowledge and agree that Seller is currently contemplating leases with Togo's (approximately 1,500 square feet; 2901 Sunrise Boulevard) and Hammer & Tack (approximately 3,510 square feet; 2951 Sunrise Boulevard). Seller's good faith estimate of the cost to complete the tenant improvements required under the Togo's and Hammer & Tack leases and the cost of leasing commissions associated with such leases is approximately $62,000.00. As separate consideration under this Agreement, Seller hereby agrees to pay for the tenant improvements and leasing commissions associated with the Togo's and Hammer & Tack leases in an amount not to exceed $62,000.00. If Seller has not paid the sum of $62,000.00 for such tenant improvements and commissions prior to close of escrow, the difference between the amount expended by Seller and the amount of $62,000.00 shall be credited against the Purchase Price at close of escrow. Seller shall have no further obligation or liability with respect to any tenant improvements or leasing commissions under the Togo's or Hammer & Tack leases, or any other leases of space within the Property, following the Closing Date and Purchaser hereby agrees that any costs incurred under such leases or any obligations thereunder arising after the Closing Date shall be the sole responsibility of Purchaser.
7. Assignment of Warranties. Section 31.I of the Purchase Agreement shall be amended as follows, in its entirety: Seller shall assign to Purchaser all warranties and all Seller's rights against the contractors, subcontractors, suppliers and materialmen involved in the construction or operation of the Property; provided, however, that Purchaser shall cooperate with Seller in the event that Seller seeks to pursue any claim against a contractor, subcontractor, supplier or materialman arising prior to the Closing Date.
8. Permitted Assignment. The language "Notwithstanding the provisions of Paragraph 11" shall be deleted from the beginning of Section 31.L of the Purchase Agreement.
9. Miscellaneous (New Section). The defined terms set forth in this Addendum shall have the same meaning as described in the Purchase Agreement. The provisions of this Addendum shall control and govern as to any inconsistency or contradiction between the provisions of this Addendum and the provisions of the Purchase Agreement. This Addendum may be executed in any number of counterparts and each such counterpart shall constitute an original document.

SELLER:
CAPITAL BUILDERS DEVELOPMENT PROPERTIES,
a California limited partnership
By:	Capital Builders, Inc., a California corporation


By:
Michael J. Metzger, President
Date:

PURCHASER:
MUSTAFA ARPACI



Date:





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